Exhibit 10.1
EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) made effective as of March 1, 2011 by and between CITY NATIONAL BANK OF NEW JERSEY  a national banking association, with its principal office at 900 Broad Street, Newark, New Jersey (the “Bank” and  sometimes referred to as the “Employer”), and PRESTON D. PINKETT, III, a resident of Gladstone, New Jersey, and who has an address of 1 Valley View Avenue, Gladstone, New Jersey 07934 (the “Executive”).

WHEREAS, the Bank is conducting a search to fill the office of President/Chief Executive Officer and has not completed consideration of all individuals who might be considered for employment by the Bank in that capacity; and

WHEREAS, the Bank desires during it’s ongoing executive search to retain the services of Executive as interim President and Chief Executive Officer of the Bank for the period provided in this Agreement and subject to the terms and conditions hereof; and

WHEREAS, Executive is willing to serve as a full time employee but on an interim basis  as President and Chief Executive Officer of the Bank on the terms and conditions specified herein,

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and upon the other terms and conditions hereinafter provided, the parties hereto agree as follows:

1.	POSITION AND RESPONSIBILITIES.

(a)           Subject to the provisions of Section 1(b), during the period of his employment hereunder, Executive shall serve as President and Chief Executive Officer of the Bank. Subject to the provisions of Section 1(b), Executive shall have such duties as are customarily or appropriately vested in the President and Chief Executive Officer of a national bank, and as from time to time may be prescribed by the Board of Directors of the Bank (the “Board”), provided such duties are consistent with the duties of President and Chief Executive Officer of the Employer. During the period of his employment hereunder, Executive shall devote substantially all of his business time, attention, skill, and efforts to the faithful performance of his duties hereunder, including activities and services related to the organization, operation and management of the Employer.

(b)           Notwithstanding any provision to the contrary contained in this Agreement, the Board may, in its reasonable discretion and without any prior notice to the Executive, (i) relieve the Executive from the title and responsibilities of President and Chief Executive Officer of the Bank, and (ii) further define the Executive’s responsibilities with specific goals and objectives as presented to the Executive in a writing from the Board.

2.      TERM.  The period of Executive's employment under this Agreement shall be deemed to have commenced as of the effective date first above written and shall continue for a period of six (6) months thereafter (the “Term”).

3.      COMPENSATION AND RELATED MATTERS.

(a)           Base Salary. As compensation for the responsibilities and duties described in Section 1, the Employer shall pay Executive a base salary (the “Base Salary”) of (a) $125,000 in cash and (b) $25,000 of Employer’s parent company’s, City National Bancshares Corporation, common stock, valued for these purposes at $37.50 per share and representing 667 shares in the aggregate.  The Base Salary shall accrue evenly during the Term and shall be paid to Executive in accordance with Employer’s normal payroll procedures, including, without limitation, after standard payroll deductions.

(b)           Employee Benefits. So long as Executive shall be employed hereunder, the Employer shall provide Executive, at no cost to Executive, with all such benefits as are provided uniformly to similarly situated full-time employees who are employed at the Bank on an interim basis.

(c)           Expenses. In addition to the salary and other benefits provided hereunder, the Employer shall reimburse Executive for all reasonable expenses incurred and accounted for by Executive in performing his obligations under this Agreement. Employer's reimbursement obligation hereunder shall be subject to Employer's reimbursement policies and procedures as adopted and amended from time to time.

(d)           Vacation. Executive shall be entitled to two (2) weeks paid vacation during the Term. Time spent at a banking convention shall not be counted as vacation time.  Executive will not be compensated for unused vacation time.

(e)            Conventions. Employer shall reimburse Executive for all reasonable expenses related to his attendance at one  (1) banking convention during the Term selected by the Executive (such as the National Bankers Association, the New Jersey Bankers Association and the American Bankers Association, etc.).  Employer may reimburse Executive for such expenses at additional conventions, subject to approval by the Board.

4.      TERMINATION.  Upon termination of Executive's employment for any reason whatsoever, Executive shall be entitled to receive only the amount of any compensation and benefits accrued and unpaid pursuant to Section 3 of this Agreement, and shall be entitled to no further compensation or benefits hereunder.

5.      NON-DISCLOSURE.  Executive agrees not to disclose, during or after the term of his employment, any knowledge of the past, present, planned or considered business activities of the Employer or affiliates thereof to any person, firm, corporation, association or other entity for any reason or purpose whatsoever.  Notwithstanding the foregoing, Executive may disclose any knowledge of, banking, financial and/or economic principles, concepts or ideas which are not solely and exclusively derived from the business plans and activities of the Employer. In the event of a breach or threatened breach by the Executive of the provisions of this Section, the Employer shall be entitled to an injunction restraining Executive from disclosing, in whole or in part, the knowledge of the past, present, planned or considered business activities of the Employer or affiliates thereof, or from rendering any services to any person, firm, corporation, association or other entity to whom such knowledge, in whole or in part, has been disclosed or is threatened to be disclosed. Nothing herein will be construed as prohibiting the Employer from pursuing any other remedies available to the Employer for such breach or threatened breach, including the recovery of damages from Executive.

6.      BINDING EFFECT. This Agreement shall be binding upon, and inure to the benefit of, Executive, the Bank, and their respective heirs, personal representatives, successors and assigns.

7.      MODIFICATION, TARP CAPITAL PURCHASE PROGRAM AND WAIVER.

(a)           This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.  The Executive hereby acknowledges and agrees that, for as long as the Bank, or it’s parent corporation, is a participant in and is subject to the Troubled Asset Relief Program (“TARP”) rules and guidance, with debt or equity held by the U.S. Department of the Treasury (the “Treasury”), the Employer will be bound by the executive compensation and corporate governance requirements of Section 111 of the Emergency Economic Stabilization Act of 2008, as amended, and any and all implementing regulations or guidance issued by the Treasury.  The Executive further agrees that despite any contrary provision within this Agreement (including, without limitation, the first sentence of this Section 7(a)), the Board shall have the right to modify, unilaterally and without the Executive’s consent, any of the provisions of this Agreement, including but not limited to reducing the amount of compensation and benefits provided herein, if in the Board’s sole judgment the modification is necessary to comply with the mandatory application of the Treasury’s rules and guidance governing executive compensation of participants of the TARP Capital Purchase Program, as such rules and guidance may be supplemented or amended from time to time after the date of this Agreement.  The Board’s power under this Section 7 to modify the provisions of this Agreement shall expire when the Bank, or it’s parent corporation, is no longer a participant in and subject to the TARP Capital Purchase Program rules and guidance.

(b)           No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

8.      BEST EFFORTS TO APPOINT.  The Bank and the Board will use it’s best efforts to cause the Executive to be appointed to act as the executive director of the City National Urban Development Corporation. There can be no assurance such appointment will be effectuated and the failure to cause such appointment during the Term shall have no effect on the terms and conditions of this Agreement.

9.      SEVERABILITY. If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

10.      HEADINGS FOR REFERENCE ONLY. The headings of Sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

11.      GOVERNING LAW. This Agreement has been executed and delivered in the State of New Jersey, and its validity, interpretation, performance, and enforcement shall be governed by the laws of the State of New Jersey.

12.      ARBITRATION. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, in accordance with the rules of the American Arbitration Association. Judgment may be entered on the arbitrator's award in any court having jurisdiction. Notwithstanding the foregoing, Employer may seek an injunction or other equitable relief in a court of competent jurisdiction regarding violations of the Executive's covenants set forth in Section 15.

13.      REFERENCES TO EMPLOYER; CONSTRUCTION. All references to Employer shall mean the Bank.  All compensation, benefits and other amounts paid to Executive are from the Bank, and nothing herein shall be deemed to entitle Executive to any compensation from the Bank’s parent corporation. All references to the singular shall include the plural, and vice-versa, and reference to one gender shall include the other gender, as the context requires.

14.      NOTICES. All notices required or permitted to be given herein shall be in writing and delivered to the parties at the following addresses:

If to the Bank :
City National Bank of New Jersey
900 Broad Street
Newark, New Jersey 07102
Attn:  Chairman of the Board of Directors

If to Executive:
PRESTON D. PINKETT, III
1 Valley View Avenue
Gladstone, New Jersey 07934

or, at such other address as each party may designate in writing to the other parties. All notices shall be effective, if by mail, two days after mailing, and in all other instances upon delivery.

15.  INDEMNIFICATION AND COOPERATION. Employer agrees to continue and maintain a directors' and officers' liability insurance policy covering the Executive to the extent the Employer provides such coverage for other executive officers, including, without limitation, insurance coverage after the termination of this Agreement. Employer shall indemnify Executive to the same extent the Employer indemnifies its then current executive officers, including, without limitation, indemnification after the termination of this Agreement. Following the termination of this Agreement, to the extent reasonably requested by Employer, Executive shall cooperate with Employer on matters involving Executive's unique personal knowledge, including the defense of any action brought by any third party against Employer. The obligation of Executive to cooperate as provided for above shall be conditioned upon (a) reasonable prior notice to the Executive by the Employer of any request for such cooperation, (b) no interference as a result of such cooperation with Executive's other activities, (c) no conflict of interest between Executive and Employer exists in the subject matter of such cooperation, (d) Executive is compensated for his time devoted to such cooperation in excess of three (3) hours in any calendar month, and (e) Executive is provided with prompt expense reimbursements and advances for reasonable out-of-pocket expenses incurred in connection with such cooperation.

[Signatures are on following page]

IN WITNESS WHEREOF, the Bank and Executive have caused this Agreement to be executed effective the first date written above.

CITY NATIONAL BANK OF NEW JERSEY,
a national banking association

By:	/Eugene Giscombe/
Eugene Giscombe, Chairman of the Board

              /Preston D. Pinkett, II/
PRESTON D. PINKETT, III, Executive